                                                                    EXHIBIT 99.1

                                [AMERISTAR LOGO]

CONTACT:

    Tom Steinbauer
    Senior Vice President of Finance, Chief Financial Officer
    Ameristar Casinos, Inc.
    (702) 567-7000

                        AMERISTAR CASINOS' SECOND QUARTER
                     FINANCIAL RESULTS SHOW CONTINUED GROWTH

LAS VEGAS, NEVADA, JULY 28, 2004 - Ameristar Casinos, Inc. (Nasdaq-NMS: ASCA) today announced financial results for the second quarter of 2004, reflecting the continued growth of the company.

SECOND QUARTER 2004 FINANCIAL HIGHLIGHTS

      - Record second quarter consolidated net revenues of $210.0 million, representing an increase of $15.2 million, or 7.8%, over the second quarter of 2003.

      - Record second quarter consolidated EBITDA (a non-GAAP financial measure which is defined and reconciled with operating income below) of $56.9 million, representing an increase of $1.8 million, or 3.2%, over the second quarter of 2003.

      - Consolidated operating income of $39.1 million for the second quarter of 2004, a decrease of $0.2 million from the prior-year second quarter.

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      -     Record second quarter net income of $15.0 million, up $0.6 million, or 3.8%, from the second quarter of 2003.

      - Diluted earnings per share of $0.54 for the second quarter of 2004, compared to $0.54 for the second quarter of 2003. Our previously issued earnings guidance for the second quarter of 2004 indicated a range of $0.55 to $0.57 per share. Analysts' latest consensus estimate for the second quarter of 2004, as reported by Thomson First Call, was $0.59.

      - On June 1, 2004, our Board of Directors declared a quarterly cash dividend of $0.125 per share, which was paid on June 30, 2004 to shareholders of record on June 15, 2004.

      - During the second quarter of 2004, we prepaid $15.0 million of long-term debt under our senior credit facilities, further improving our total debt leverage ratio (as defined in our senior credit agreement) from 3.49:1 at December 31, 2003 to 3.17:1 at June 30, 2004.

SECOND QUARTER 2004 OPERATIONAL HIGHLIGHTS

      - We extended and improved our leadership position in market share (based on gross gaming receipts) in each of our markets with Ameristar-branded properties during the second quarter of 2004 compared to the same period in 2003.

      - As of June 30, 2004, nearly 100% of the slot machines at our Ameristar-branded properties have been equipped with coinless technology.

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OTHER SECOND QUARTER 2004 HIGHLIGHTS

      - On May 28, 2004, we signed an agreement with Windsor Woodmont Black Hawk Resort Corp. to acquire Mountain High Casino in Black Hawk, Colorado for approximately $115.0 million, plus the assumption of approximately $2.4 million of outstanding debt and certain other contingent consideration. Closing of this acquisition is expected to occur in December 2004. Mountain High Casino is an upscale, integrated gaming and entertainment facility and is currently the largest casino in Colorado. Following the closing of the transaction, we intend to invest approximately $75 million in capital expenditures to improve the competitiveness of the property, as well as make other operational enhancements. The planned capital improvements include construction of a hotel and additional covered parking, reconfiguration and expansion of the gaming area, the introduction of cashless slot technology and other gaming equipment upgrades, the addition and replacement of food and beverage outlets and enhancement of the entertainment showroom.

      - On July 15, 2004, we received approval from the Iowa Racing and Gaming Commission for a $26 million expansion and enhancement of Ameristar Council Bluffs. Our expansion plans call for adding another 9,800 square feet of gaming space to accommodate 398 additional gaming positions, including slot machines, table games and a poker room, as well as an overlook bar and deli. In addition to satisfying demand during peak times, the changes will result in a more spacious casino floor with improved circulation and traffic flow.

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            Enhancements to the landside facilities include an extensive renovation to the buffet, which will be re-branded as the Heritage Buffet. The changes will bring an upscale Craftsman-era ambiance to the room and an upgrade to the entire buffet line, including the creation of several display cooking stations. The buffet will also be expanded by 53 seats to bring it to a total of 340 seats. In the hotel - currently the only AAA Four Diamond-rated hotel in the Omaha area - all of the 162 guest rooms will undergo a complete renovation. The new rooms will feature a classically modern interior accented by hardwood furniture, and upscale bathroom finishings. The rooms will provide luxury conveniences, including a 32" LCD TV, pillow-top bed and fully functioning work desks with high-speed internet access.

"Our continued market share leadership in all of the jurisdictions in which we operate further evidences the strength of the Ameristar brand," said Craig H. Neilsen, Chairman and CEO. "We are most pleased that since the introduction of our all-new Ameristar Kansas City property in the third quarter of 2003, we have seen steady improvement in our market share leadership despite a significant increase in the number of gaming positions in the Kansas City market. Our solid financial performance has allowed us to continue to return a portion of our earnings to our shareholders with the declaration of our second quarterly cash dividend, while at the same time we have further reduced our financial leverage. Indeed, we believe we are well-positioned to further grow the Company."

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FINANCIAL RESULTS

      NET REVENUES

      Net revenues for the second quarter of 2004 increased to $210.0 million, an increase of 7.8% compared to the second quarter of 2003. All of our Ameristar-branded properties improved in net revenues, with increases of 11.2% at Ameristar Vicksburg, 9.3% at Ameristar Council Bluffs, 8.6% at Ameristar Kansas City and 7.5% at Ameristar St. Charles. For the quarter, each of our Ameristar-branded properties improved its market share. Ameristar Vicksburg and Ameristar Council Bluffs further improved their long-time market leadership positions to 45.7% and 40.9%, respectively, with increases of 6.5 and 2.1 percentage points, respectively, over the prior-year second quarter. Ameristar St. Charles and Ameristar Kansas City increased reported market shares to 32.7% and 34.8%, respectively, up 1.7 and 0.9 percentage points, respectively, over the prior-year second quarter.

      Driven by a $23.2 million (14.3%) increase in slot revenues, casino revenues for the second quarter of 2004 increased $23.8 million, or 12.6%, from the second quarter of 2003. We believe casino revenues increased in part as a result of our continued successful implementation of our targeted marketing programs, which is evidenced by a 21.7% increase in rated play at our Ameristar-branded properties when compared to the second quarter of 2003. We also believe that the growth in slot revenues has been driven by our aggressive implementation of coinless slot technology at our Ameristar-branded properties, which are now nearly 100% coinless. In addition, we believe our continued leadership in the introduction of new-generation nickel and penny

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slot machines at our Ameristar-branded properties is a contributor to the improvement in slot revenues, due to the popularity of this segment of the slot market.

      We believe the quality of our food and beverage operations also contributed to our market share leadership. Food and beverage revenues increased by $3.5 million, or 14.0%, in the second quarter of 2004 compared to the prior-year second quarter. The increase was principally attributable to our new food and beverage venues that opened at Ameristar Kansas City in the third quarter of 2003 and Ameristar Vicksburg's newly renovated Heritage Buffet, which was completed in the fourth quarter of 2003. The renovation and expansion of the buffet at Ameristar Council Bluffs is expected to achieve results similar to those of our other recent food and beverage projects.

      Net revenues at the Jackpot Properties decreased to $15.5 million, representing a $0.3 million decrease compared to the second quarter of 2003. Lower net revenues were the result of increased competition from a Native American gaming property in Southeastern Idaho and higher fuel prices.

      OPERATING INCOME AND EBITDA

      In the second quarter of 2004, consolidated operating income decreased 0.6% to $39.1 million and consolidated operating income margin dropped 1.6 percentage points from the prior-year second quarter, to 18.6%. Operating income margin decreased at Ameristar St. Charles, Ameristar Kansas City and the Jackpot Properties by 1.5, 1.9 and 7.3 percentage points, respectively, when compared to the same period in 2003. Consolidated EBITDA increased 3.2% to $56.9 million compared to the second quarter of 2003. However, consolidated EBITDA margin in the second quarter of 2004

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decreased from 28.3% to 27.1%, primarily due to Ameristar St. Charles, Ameristar
Kansas City and the Jackpot Properties, where EBITDA margin dropped 2.3, 0.5 and
7.1 percentage points, respectively, from the prior-year second quarter. The declines in operating income and EBITDA margins at these properties were primarily attributable to increased costs for marketing and advertising to maintain competitiveness, as well as increased employee benefits costs. At the Jackpot Properties, the decreases in EBITDA and operating income and related margins were also the result of the aforementioned decline in net revenues and higher labor and entertainment costs.

      Ameristar Kansas City's operating income margin was also negatively impacted by an increase in depreciation expense of $1.1 million from the prior-year quarter, as a result of the completion of the enhancement and renovation projects at the property in the third quarter of 2003. However, EBITDA at Ameristar Kansas City increased $0.9 million, or 6.6%, over the prior-year second quarter, due primarily to the aforementioned increases in gaming and food and beverage revenues.

      Ameristar Vicksburg improved its EBITDA margin to 34.0% from 32.5% and its operating income margin to 23.1% from 22.5% in the second quarter of 2003. Ameristar Council Bluffs' EBITDA margin increased to 37.0% in the second quarter of 2004 from 35.9% in the second quarter of 2003, and its operating income margin improved 0.8 percentage points to 30.3% when compared to the same quarter in 2003. The growth in EBITDA and operating income margins at these properties was principally driven by the increase in revenues noted above.

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      Corporate expense increased $1.1 million in the second quarter of 2004 compared to the same quarter of 2003. The increase in corporate expense was primarily the result of our expanded development activities. We expect this trend to continue through the remainder of 2004 as we seek growth through development opportunities in the United Kingdom and Pennsylvania, and through acquisition opportunities.

      Depreciation and amortization expense increased to $17.8 million in the second quarter of 2004 from $15.8 million in the second quarter of 2003, primarily due to the increase in our depreciable assets resulting from the enhancement and renovation projects at Ameristar Kansas City and Ameristar Vicksburg and the continued implementation of coinless slot technology.

      NET INCOME AND DILUTED EARNINGS PER SHARE

      For the second quarter of 2004, net income increased 3.8% to $15.0 million from $14.5 million for the second quarter of 2003. Diluted earnings per share were $0.54 in each of the quarters ended June 30, 2004 and 2003. Interest expense for the 2004 second quarter was $13.8 million, down $2.8 million from the second quarter of 2003. The decline in interest expense was due to a decrease in our long-term debt levels, the termination of our interest rate swap agreement on March 31, 2004, and lower interest rates on our senior credit facilities year-over-year. In the 2004 second quarter, we incurred a non-operating loss on early retirement of debt of $0.2 million. Our effective income tax rate for the quarter ended June 30, 2004 was 40.0%, compared to 37.0% for

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the quarter ended June 30, 2003, due primarily to an increase in the effective state income tax rate.

LIQUIDITY AND CAPITAL RESOURCES

      Our financial position remains strong, with approximately $89.7 million of cash and cash equivalents and $68.9 million of available borrowing capacity under our senior credit facilities as of June 30, 2004. During the second quarter of 2004, we reduced our long-term debt by approximately $15.8 million, including the prepayment of $15.0 million of principal under our senior credit facilities. At June 30, 2004, our total debt was $685.4 million, representing a decrease of $31.6 million (4.4%) from December 31, 2003. We expect to increase the borrowing capacity under our senior credit facilities in order to fund the acquisition of Mountain High Casino.

      Capital expenditures for the second quarter of 2004 totaled $28.8 million and included capital maintenance projects at all of our properties, the continued acquisition of coinless slot machines and the implementation of information technology solutions to enhance our operating capabilities.

OUTLOOK

      Based on our preliminary results of operations to date in July 2004 and our outlook for the remainder of the quarter, we currently estimate operating income of $37 million to $39 million, EBITDA of $55 million to $57 million (given anticipated depreciation expense of $18 million), interest expense of $14 million and diluted earnings per share of $0.50 to $0.53 for the third quarter of 2004.

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CONFERENCE CALL

      We will hold a conference call to discuss our second quarter results and guidance for the third quarter at 3:00 p.m. Eastern Time on July 28, 2004. The call can be accessed live by calling (800) 500-0311. It can be replayed until August 4, 2004 at 12:00 a.m. Eastern Time by calling (888) 203-1112 and using the access code number 368895. This press release may be accessed on our website at http://www.ameristar.com/corp/c_aa_proom.asp.

FORWARD-LOOKING INFORMATION

      This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as "believes," "estimates," "anticipates," "intends," "expects," "plans," "is confident that" or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to "Item 1. Business - Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2003 and "Item 2. Management's Discussion and

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Analysis of Financial Condition and Results of Operations" in our Quarterly
Report on Form 10-Q for the quarter ended March 31, 2004.

ABOUT AMERISTAR

      Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar's focus on the total entertainment experience and the highest quality guest service has earned it the leading market share position in each of the five markets in which it operates. Founded in 1954 in Jackpot, Nevada, Ameristar recently marked its 10th anniversary as a public company. The company has a portfolio of six casinos:
Ameristar Kansas City; Ameristar St. Charles (greater St. Louis); Ameristar Council Bluffs (Omaha, Nebraska and southwestern Iowa); Ameristar Vicksburg (Jackson, Mississippi and Monroe, Louisiana); and Cactus Petes and the Horseshu in Jackpot, Nevada (Idaho and the Pacific Northwest).

                                       ###

                      Visit Ameristar Casinos' Web site at
               www.ameristar.com (which shall not be deemed to be
                incorporated in or a part of this news release).

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                    AMERISTAR CASINOS, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                         Three Months                            Six Months
                                                        Ended June 30,                          Ended June 30,
                                                   2004               2003               2004               2003
                                                ---------          ---------          ---------          ---------
REVENUES:
    Casino                                      $ 211,904          $ 188,128          $ 427,214          $ 371,888
    Food and beverage                              28,198             24,734             57,246             49,500
    Rooms                                           6,746              6,565             13,060             12,071
    Other                                           5,756              5,787             11,415             10,437
                                                ---------          ---------          ---------          ---------
                                                  252,604            225,214            508,935            443,896
    Less: Promotional allowances                   42,599             30,388             84,567             60,550
                                                ---------          ---------          ---------          ---------
       Net revenues                               210,005            194,826            424,368            383,346
                                                ---------          ---------          ---------          ---------
OPERATING EXPENSES:
    Casino                                         94,830             86,142            190,948            170,661
    Food and beverage                              15,692             13,917             31,028             28,030
    Rooms                                           1,581              1,460              3,206              3,061
    Other                                           3,318              2,501              6,492              5,909
    Selling, general and administrative            37,703             35,604             76,235             69,989
    Depreciation and amortization                  17,796             15,767             35,128             30,778
    Impairment loss                                   (17)                88                 95                540
                                                ---------          ---------          ---------          ---------
    Total operating expenses                      170,903            155,479            343,132            308,968

       Income from operations                      39,102             39,347             81,236             74,378

OTHER INCOME (EXPENSE):
    Interest income                                    78                104                 88                211
    Interest expense                              (13,788)           (16,635)           (29,223)           (33,229)
    Loss on early retirement of debt                 (224)                 -               (470)                 -
    Other                                            (140)               147                (97)                34
                                                ---------          ---------          ---------          ---------
INCOME BEFORE INCOME TAX PROVISION                 25,028             22,963             51,534             41,394
    Income tax provision                           10,009              8,496             20,614             15,207
                                                ---------          ---------          ---------          ---------
NET INCOME                                      $  15,019          $  14,467          $  30,920          $  26,187
                                                =========          =========          =========          =========

EARNINGS PER SHARE:
    Net income:

       Basic                                    $    0.56          $    0.55          $    1.15          $    1.00
                                                =========          =========          =========          =========
       Diluted                                  $    0.54          $    0.54          $    1.12          $    0.97
                                                =========          =========          =========          =========

WEIGHTED AVERAGE SHARES OUTSTANDING:
       Basic                                       27,044             26,377             26,924             26,318
                                                =========          =========          =========          =========
       Diluted                                     27,860             27,012             27,727             26,866
                                                =========          =========          =========          =========

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                    AMERISTAR CASINOS, INC. AND SUBSIDIARIES
                       SUMMARY CONSOLIDATED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                             Three Months                              Six Months
                                                            Ended June 30,                           Ended June 30,
                                                      2004                2003                 2004                 2003
                                                   ---------            ---------            ---------            ---------
CONSOLIDATED CASH FLOW INFORMATION
     Cash flows provided by operations             $  58,827            $  51,753            $  93,906            $  86,016
     Cash flows used in investing                  $ (26,830)           $ (15,214)           $ (47,862)           $ (43,021)
     Cash flows used in financing                  $ (21,269)           $ (21,224)           $ (34,586)           $ (31,327)

NET REVENUES
     Ameristar St. Charles                         $  69,009            $  64,170            $ 140,449            $ 125,837
     Ameristar Kansas City                            57,038               52,540              114,640              104,350
     Ameristar Council Bluffs                         42,473               38,850               84,827               76,465
     Ameristar Vicksburg                              26,010               23,392               54,925               47,281
     Jackpot Properties                               15,475               15,744               29,527               29,375
     Corporate and other                                   -                  130                    -                   38
                                                   ---------            ---------            ---------            ---------
     Consolidated net revenues                     $ 210,005            $ 194,826            $ 424,368            $ 383,346
                                                   =========            =========            =========            =========

OPERATING INCOME (LOSS)
     Ameristar St. Charles                         $  16,346            $  16,177            $  35,767            $  30,657
     Ameristar Kansas City                            10,794               10,924               21,376               21,865
     Ameristar Council Bluffs                         12,854               11,457               25,071               21,379
     Ameristar Vicksburg                               6,021                5,254               14,731               11,192
     Jackpot Properties                                2,209                3,399                3,554                5,055
     Corporate and other                              (9,122)              (7,864)             (19,263)             (15,770)
                                                   ---------            ---------            ---------            ---------
     Consolidated operating income                 $  39,102            $  39,347            $  81,236            $  74,378
                                                   =========            =========            =========            =========

EBITDA (1)
     Ameristar St. Charles                         $  22,240            $  22,154            $  47,283            $  42,273
     Ameristar Kansas City                            15,322               14,380               30,553               28,181
     Ameristar Council Bluffs                         15,700               13,940               30,571               26,368
     Ameristar Vicksburg                               8,847                7,594               20,303               15,965
     Jackpot Properties                                3,161                4,335                5,412                7,023
     Corporate and other                              (8,372)              (7,289)             (17,758)             (14,654)
                                                   ---------            ---------            ---------            ---------
     Consolidated EBITDA                           $  56,898            $  55,114            $ 116,364            $ 105,156
                                                   =========            =========            =========            =========

OPERATING INCOME MARGINS (2)
     Ameristar St. Charles                              23.7%                25.2%                25.5%                24.4%
     Ameristar Kansas City                              18.9%                20.8%                18.6%                21.0%
     Ameristar Council Bluffs                           30.3%                29.5%                29.6%                28.0%
     Ameristar Vicksburg                                23.1%                22.5%                26.8%                23.7%
     Jackpot Properties                                 14.3%                21.6%                12.0%                17.2%
     Consolidated operating income margin               18.6%                20.2%                19.1%                19.4%

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                    AMERISTAR CASINOS, INC. AND SUBSIDIARIES
                  SUMMARY CONSOLIDATED FINANCIAL DATA-CONTINUED
                                   (UNAUDITED)

                                                Three Months                  Six Months
                                               Ended June 30,                Ended June 30,
                                           2004           2003            2004           2003
                                         --------        -------        --------       --------
EBITDA MARGINS (1)
     Ameristar St. Charles                 32.2%          34.5%          33.7%          33.6%
     Ameristar Kansas City                 26.9%          27.4%          26.7%          27.0%
     Ameristar Council Bluffs              37.0%          35.9%          36.0%          34.5%
     Ameristar Vicksburg                   34.0%          32.5%          37.0%          33.8%
     Jackpot Properties                    20.4%          27.5%          18.3%          23.9%
     Consolidated EBITDA margin            27.1%          28.3%          27.4%          27.4%

      (1) EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and a principal basis for the valuation of gaming companies. Our credit agreement also requires the use of EBITDA as a measure of compliance with our principal debt covenants. In addition, management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of our operating properties' performance, including the evaluation of operating personnel. EBITDA margin is EBITDA as a percentage of net revenues. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with GAAP) as an indicator of our operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA calculate EBITDA in the same manner as we do.

      (2) Operating income margin is operating income as a percentage of net revenues.

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               RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

         The following table sets forth a reconciliation of operating income
         (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

                                                 Three Months                             Six Months
                                                 Ended June 30,                          Ended June 30,
                                           2004                 2003                2004                2003
                                         ---------           ---------           ---------           ---------
AMERISTAR ST. CHARLES:
  Operating income                       $  16,346           $  16,177           $  35,767           $  30,657
  Depreciation and amortization              5,894               5,977              11,516              11,616
                                         ---------           ---------           ---------           ---------
  EBITDA                                 $  22,240           $  22,154           $  47,283           $  42,273
                                         =========           =========           =========           =========

AMERISTAR KANSAS CITY:
  Operating income                       $  10,794           $  10,924           $  21,376           $  21,865
  Depreciation and amortization              4,528               3,456               9,177               6,316
                                         ---------           ---------           ---------           ---------
  EBITDA                                 $  15,322           $  14,380           $  30,553           $  28,181
                                         =========           =========           =========           =========

AMERISTAR COUNCIL BLUFFS:
  Operating income                       $  12,854           $  11,457           $  25,071           $  21,379
  Depreciation and amortization              2,846               2,483               5,500               4,989
                                         ---------           ---------           ---------           ---------
  EBITDA                                 $  15,700           $  13,940           $  30,571           $  26,368
                                         =========           =========           =========           =========

AMERISTAR VICKSBURG:
  Operating income                       $   6,021           $   5,254           $  14,731           $  11,192
  Depreciation and amortization              2,826               2,340               5,572               4,773
                                         ---------           ---------           ---------           ---------
  EBITDA                                 $   8,847           $   7,594           $  20,303           $  15,965
                                         =========           =========           =========           =========

JACKPOT PROPERTIES:
  Operating income                       $   2,209           $   3,399           $   3,554           $   5,055
  Depreciation and amortization                952                 936               1,858               1,968
                                         ---------           ---------           ---------           ---------
  EBITDA                                 $   3,161           $   4,335           $   5,412           $   7,023
                                         =========           =========           =========           =========

CORPORATE AND OTHER:
  Operating loss                         $  (9,122)          $  (7,864)          $ (19,263)          $ (15,770)
  Depreciation and amortization                750                 575               1,505               1,116
                                         ---------           ---------           ---------           ---------
  EBITDA                                 $  (8,372)          $  (7,289)          $ (17,758)          $ (14,654)
                                         =========           =========           =========           =========

CONSOLIDATED:
  Operating income                       $  39,102           $  39,347           $  81,236           $  74,378
  Depreciation and amortization             17,796              15,767              35,128              30,778
                                         ---------           ---------           ---------           ---------
  EBITDA                                 $  56,898           $  55,114           $ 116,364           $ 105,156
                                         =========           =========           =========           =========

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